Exhibit 99.1
 P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES CONVERSION OF CONVERTIBLE NOTES

PITTSBURGH, PA -- September 4, 2008 - Calgon Carbon Corporation (NYSE:CCC) announced today that holders of approximately 15.0%, or
$11.0 million aggregate principal amount, of its outstanding 5.00% Senior Convertible Notes due 2036 (Notes) have submitted notices of conversion in order to convert their Notes into cash and Calgon Carbon common stock, in accordance with the terms of the indenture governing the Notes. The company expects to pay $11.0 million in cash and to issue additional shares of its common stock when the conversions of these Notes are settled in October 2008.

The company also announced today that it issued approximately 1.4 million shares of its common stock in exchange for $7.0 million aggregate principal amount of Notes.

After these conversions, this exchange and the previously announced exchanges, approximately $19.8 million aggregate principal amount of the $75.0 million aggregate principal amount of Notes issued in August 2006 will remain outstanding. The company’s aggregate annual interest cost savings resulting from these transactions will be approximately $2.8 million.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.